FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-04

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Wednesday, June 12, 2019 11:23 AM
Subject: ★PRICED★ $612.180MM JPMCC 2019-COR5 **PUBLIC CMBS**

*PRICED*
JPMCC 2019-COR5

SOLE BOOKRUNNER: J.P. MORGAN SECURITIES LLC
CO-MANAGERS: JEFFERIES LLC, DREXEL HAMILTON, LLC
RATING AGENCIES: S&P/FITCH/KBRA
OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (S/F/K)	SIZE ($MM)	WAL (YR)	CERT C/E	COUPON	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	14.650	2.65	30.000%	2.3372	99.99993	2.3177	+44
A-2	AAA/AAA/AAA	66.432	4.71	30.000%	3.1499	102.99961	2.4631	+60
A-3	AAA/AAA/AAA	162.850	9.58	30.000%	3.1234	100.99956	3.0094	+95
A-4	AAA/AAA/AAA	218.498	9.73	30.000%	3.3861	102.99967	3.0356	+97
A-SB	AAA/AAA/AAA	26.615	7.34	30.000%	3.2190	102.99962	2.7656	+80
A-S	AA/AAA/AAA	57.638	9.83	21.750%	3.6692	102.99968	3.3198	+125
B	NR/AA-/AA	34.932	9.88	16.750%	3.8710	102.99940	3.5216	+145
C	NR/A-/A-	30.565	9.88	12.375%	3.7500	99.12999	3.8716	+180

TIMING:
ANTICIPATED PRICING: PRICED
ANTICIPATED SETTLEMENT: ON OR ABOUT JUNE 27, 2019

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154
KAILIN TWOMEY 212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH 212-834-5467
BRAD HORN 212-834-9708

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA 212-834-3111
DERRICK FETZER 212-834-3111

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<https://secureweb.jpmchase.net/readonly/http:/www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com<mailto:abs_synd@jpmorgan.com>. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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